+1 One Freedom Square, Reston Town Center, 11951 Freedom Drive, Reston, VA 20190-5656 T: (703) 456-8000 F: (703) 456-8100 www.cooley.com 703 456 8053 @cooley.com
Brian F. Leaf T: +1703 456 8053 bleaf@cooley.com	EXHIBIT 5.1

June 17, 2016

Aclaris Therapeutics, Inc.

101 Lindenwood Drive, Suite 400

Malvern, PA 19355

Ladies and Gentlemen:

You have requested our opinion, as counsel to Aclaris Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S‑1 (the “Registration Statement”) with the Securities and Exchange Commission, including a related prospectus (the “Prospectus”), covering the registration for resale of 1,081,082 shares of the Company’s common stock, par value $0.00001 per share (the “Common Stock”), held by certain selling stockholders identified in the Prospectus (the “Shares”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and the Prospectus, (b) the Company’s Amended and Restated Certificate of Incorporation and the Company’s Amended and Restated Bylaws, each as currently in effect, and (c) the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are prerequisites to the effectiveness of such documents.  As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter of this opinion. We are not rendering any opinion as to compliance with any federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares have been validly issued and are fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ Brian F. Leaf
Brian F. Leaf

One Freedom Square, Reston Town Center, 11951 Freedom Drive, Reston, VA 20190-5656  T: (703) 456-8000  F: (703) 456-8100  www.cooley.com